AMENDMENT NO. 1
                               TO
                      EMPLOYMENT AGREEMENT


      THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this "Amendment") is entered into  as  of the 16th day of April, 1997 by and between EMERSON RADIO  CORP.,  a

Delaware corporation (the "Company"), and JOHN P. WALKER (the "Executive").

                      W I T N E S S E T H:

      WHEREAS,  the  Company and Executive entered into that certain  Employment

Agreement  dated  as  of April 1, 1994 (the "Agreement"), whereby,  among  other things,  Executive  agreed to serve the Company as Vice  President-Finance  (and currently as Executive Vice President and Chief Financial Officer), on the terms and conditions therein contained; and

      WHEREAS,  the  Company  and Executive desire to extend  the  term  of  the

Agreement,  amend  certain  terms and conditions thereof,  and  further  reflect

Executive's other work-related commitments.

      NOW,  THEREFORE,  in  consideration of the mutual promises  and  covenants herein contained, the Company and Executive hereby agree as follows:

      1.    TERM.  Section 1(a) of the Agreement is hereby amended to extend and modify  the definition of the "Term" to continue until April 1, 2000.  Executive and  the  Company agree that any further extension of the Agreement  beyond  the

Term  expiring on April 1, 2000 shall be negotiated during the period from  July

1, 1998 through December 31, 1998, to be effective after March 31, 2000.

      2.   POSITION AND DUTIES.  Section 2 of the Agreement is hereby amended by deleting such Section 2 in its entirety and substituting the following  in  lieu thereof:

           During the Term, the Executive agrees to serve as Executive Vice President and Chief Financial Officer of the Company, and will have such powers and duties as are commensurate with such position and as may be conferred upon or delegated to him by the Board of Directors (the "Board") of the Company, the Chairman, the President or the Chief Executive Officer. In addition, the Executive agrees to serve from time to time in such other positions with the Company or its subsidiaries or affiliates (including, without limitation, Sport Supply Group, Inc. ("SSG") as may be specified by the Board, the Chairman, the President or the Chief Executive Officer of the Company and thereafter approved by the board of directors of the applicable entity. During the Term, and except for illness or incapacity, the
     Executive shall devote such business time, attention, skill and efforts as necessary for the business and affairs of the Company and its subsidiaries and affiliates and the promotion of their interests, and shall not take part in activities detrimental to the best interests of the Company. The Company understands and acknowledges that (i) Executive will devote approximately 30% of his business time on behalf of the Company, with the balance of such time being devoted to his responsibilities with SSG, and (ii) Executive will reside in the Dallas/Ft. Worth metropolitan area, in proximity to the principal offices of SSG, from which offices Executive will primarily perform his services. The Company will reimburse Executive for his normal and reasonable travel costs to the Company's offices which are reasonably deemed necessary or desirable to fulfill his responsibilities hereunder, including, without limitation, the cost of first class or business class air travel in those instances in which Executive does not have upgrade certificates, or upgrades are not available, from coach class air travel, estimated by Executive to be necessary on approximately 10% of all air travel so taken.

      3.    COMPENSATION.   Section 3(a) of the Agreement is hereby  amended  to

reflect  Executive's  time  commitments, by modifying  Executive's  Base  Salary effective  as  of December 11, 1996 (the "Effective Date"), which  will  be  his initial  salary  under  this  Amendment, to $100,000  per  annum  (the  "Initial

Salary").  In addition, Executive hereby waives his right to any bonus from  the

Company or its subsidiaries for the fiscal year ending March 31, 1997, to  which he  would  otherwise be entitled under Section 3(b) of the Agreement;  provided,

however, that Executive shall be entitled to be considered for a bonus from  the

Company  if  a  material license or sale, if any, of the  "Emerson  and  G-Clef"

trademark for video products, is consummated by the Company on or prior to  June

30,  1997.   Notwithstanding  the  foregoing, Executive  shall  continue  to  be provided  life  insurance  with  a  death  benefit  in  an  amount  as  provided immediately prior to the Effective Date, and which insurance shall be  otherwise in  accordance with the Company's policies for providing such insurance  to  its senior executives.

      4.    EFFECT OF TERMINATION OF EMPLOYMENT.  Section 5 of the Agreement  is

hereby  amended by deleting such Section 5 in its entirety and substituting  the following in lieu thereof:

           (a) CERTAIN TERMINATIONS. If Executive's employment hereunder terminates due either to Permanent Disability, a Without Cause Termination or a Constructive Discharge, the Company shall, as liquidated damages or severance pay, or both, subject to the provisions of Section 6 below, pay the Executive his Initial Salary as Base Salary payments would otherwise become due and payable until (i) the expiration of the Term, if such termination occurs prior to July 1, 1998, or (ii) eighteen (18) months from the date of such termination, if such termination occurs on or after July 1, 1998 (the "Severance Period"), and the other benefits and qualified stock options provided hereunder shall continue to vest pursuant to the terms hereof during the Severance Period; provided, that in the case of Permanent Disability, such payments shall be offset by any amounts otherwise paid to Executive under the Company's disability program generally available to other employees. In addition, earned but unpaid Base Salary as of the date of termination of employment shall be payable in full. Group hospitalization, health, dental care, life or other insurance, travel or accident insurance and disability insurance shall continue through the end of the Severance Period.

          (b) OTHER TERMINATIONS. If the Executive's employment hereunder terminates due to a Termination for Cause or the Executive unilaterally severs the employment relationship or terminates employment with the Company for reason other than a Constructive Discharge or Permanent Disability, earned but unpaid Base Salary as of the date of termination of employment shall be payable in full and vested qualified stock options will remain vested in the Executive. However, no other payments of any nature whatsoever, including unearned Base Salary, shall be made, or benefits provided, by the Company under this Agreement except for stock options to the extent already vested and exercisable hereunder, benefits vested and payable under any retirement plan and benefit programs maintained by the Company or its affiliates of its employees, or as otherwise required by law.

           (c) DEFINITIONS. For purposes of this Agreement, the following terms have the following meanings:

                (i) The term "Termination for Cause" means, to the maximum extent permitted by applicable law, (x) a termination of the Executive's employment by the Company because the Executive has breached or failed to perform his duties under the Agreement and this Amendment, applicable law or the by-laws of the Company, including the unreasonable neglect or refusal to perform duties assigned by the Board, (y) abuse of office or malfeasance by Executive, or (z) conviction of the Executive of a felony which the Board reasonably deems to be an "abuse of office" or a crime of moral turpitude.

               (ii) The term "Constructive Discharge" means a termination of the Executive's employment by the Executive due to a failure of the Company or its successors without the prior consent of the Executive to fulfill its obligations under this Agreement in any material respect.

              (iii) The term "Without Cause Termination" means termination of the Executive's employment by the Company, upon 30 days written notice to the Executive, other than due to (v) Permanent Disability,
     (x) retirement, (y) expiration of the Term, or (z) Termination for Cause.

               (iv) The term "Permanent Disability" means the inability of the Executive as determined by the Board and confirmed by competent medical evidence, to work for a period of three consecutive full calendar months or 90 non-consecutive days during any twenty-four consecutive calendar months due to illness or injury of a physical or mental nature. To determine issues of disability, the Executive agrees to submit himself for appropriate medical examination to physicians reasonably acceptable to the Company and the Executive.

           (d) SURVIVAL. The terms of this Section 4 shall survive the expiration of this Agreement and Amendment.

      5.    FULL  FORCE AND EFFECT.  Except as specifically amended hereby,  the

Agreement  shall  not  be deemed to be further amended or  modified,  and  shall remain  in  full  force and effect.  In addition, the parties  hereto  expressly acknowledge and agree that no other agreement nor any breach of or default under any  other agreement shall have any effect on the rights and obligations of  the parties  hereto,  including, without limitation, under any employment  or  other agreement between Executive and SSG.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its  duly  authorized officer and the Executive has signed this  Amendment,  all effective as of the Effective Date.


                                   EMERSON RADIO CORP.


                                   By: /s/ Geoffrey P. Jurick
                                      Geoffrey P. Jurick
                                      Chief Executive Officer

                                   EXECUTIVE:


                                   /s/ John P. Walker
                                   John P. Walker